Exhibit 16.1

November 12, 2009

Securities and Exchange Commission

Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Ensign Services, Inc. (Ensign) and, under the date of January 26, 2009, we reported on the financial statements of Ensign as of and for the years ended September 30, 2008 and 2007. On November 12, 2009 we were dismissed.

We have read Ensign’s statements included under Item 4.01 of its Form 8-K dated November 12, 2009 and we agree with such statements concerning our firm.

/s/ Li & Company